File No. 70-10175

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-effective Amendment No. 1 to
FORM U-1
APPLICATION-DECLARATION UNDER
THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

AGL Resources Inc.
AGL Rome Holdings, Inc.	Pivotal Propane of Virginia, Inc.
Georgia Natural Gas Company	Southeastern LNG, Inc.
AGL Investments, Inc.	AGL Services Company
AGL Networks, LLC	AGL Capital Corporation
AGL Energy Corporation	Global Energy Resource Insurance Corporation
AGL Propane Services, Inc.	AGL Capital Trust I
Trustees Investments, Inc.	AGL Capital Trust II
Customer Care Services, Inc.	AGL Capital Trust III

Ten Peachtree Place Suite 1000
Atlanta, Georgia 30309

SouthStar Energy Services LLC
817 West Peachtree Street
Atlanta, Georgia 30308

Sequent Energy Management, LP	Sequent Holdings, LLC
Sequent, LLC	Sequent Energy Marketing, LP
Pivotal Jefferson Island Storage & Hub, LLC	Pivotal Storage, Inc.
Jefferson Island Storage & Hub, LLC
1200 Smith Street
Suite 900
Houston, Texas 77002

(Name of company or companies filing this statement and addresses of principal executive offices)AGL Resources Inc.(Name of top registered holding company of each applicant or declarant)

Bryan E. Seas, Vice President and ControllerAGL Resources Inc.Ten Peachtree PlaceSuite 1000Atlanta, Georgia 30309 (Name and address of agent for service)

We also request copies of any communication in connection with this matter be sent to:Markian M. W. MelnykLeBoeuf, Lamb, Greene & MacRae, L.L.P.1875 Connecticut Ave., N.W.Washington, DC 20009-5728Telephone: (202) 986-8000TABLE OF CONTENTS

Item 1. Description of Proposed Transaction.

A.    INTRODUCTION
AGL Resources Inc. (AGL Resources), a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended (the Act), directly or indirectly owns all of the issued and outstanding common stock of three natural gas local distribution utility companies: Atlanta Gas Light Company (AGLC), Chattanooga Gas Company (CGC), and Virginia Natural Gas, Inc. (VNG) (AGLC, CGC and VNG are collectively referred to as the Utility Subsidiaries.) The Utility Subsidiaries construct, manage and maintain natural gas pipeline in Georgia, Tennessee and Virginia and serve more than 1.8 million end-use customers.
AGL Resources owns several additional companies, listed on the signature page of this Application (the Non-Utility Subsidiaries, and collectively with AGL Resources, the Applicants). Through its various Non-Utility Subsidiaries, AGL Resources engages in asset optimization, producer services, wholesale marketing and risk management; marketing of natural gas and related services to retail customers; and providing telecommunications conduit and dark fiber.
By Order dated April 1, 2004 in this proceeding (Holding Company Act Release No. 35-27828) the Commission authorized the Applicants to engage in a system of external and intrasystem financing. In particular, as it relates to this Post-Effective Amendment, AGL Resources, the Utility Subsidiaries, and certain of AGL Resources non-utility subsidiaries were authorized to continue as parties to the AGL Resources Utility Money Pool and Non-Utility Money Pool, subject to terms and conditions previously approved by the Commission in File No. 70-10175. In addition, to the extent not exempt under Rule 52(b), the Non-Utility Subsidiaries were authorized to make unsecured short-term borrowings from the Non-Utility Money Pool, to contribute surplus funds to the Non-Utility Money Pool, and to lend and extend credit to one another through the Non-Utility Money Pool.

B. OVERVIEW OF THE REQUEST
The Applicants hereby request that the Commission issue a supplemental order in this proceeding authorizing Jefferson Island Storage & Hub, LLC (JISH), Pivotal Jefferson Island Storage & Hub, LLC (PJISH) and Pivotal Storage, Inc. (PSI), all of which are new non-utility subsidiaries of AGL Resources, to become parties to and participate in the Non-Utility Money Pool, subject to the same terms and conditions previously authorized by the Commission. JISH, PJISH and PSI will use the Non-Utility Money Pool to manage their short-term capital requirements in connection with the gas storage business described below. It is further requested that the Commission reserve jurisdiction over the participation of any other current or future non-utility subsidiaries of AGL Resources as a borrower under the Non-Utility Money Pool.
JISH owns and operates two salt dome gas storage caverns with 9.9 million Dekatherms (Dth) of total capacity and approximately 7.3 million Dth of working gas capacity. The facility has withdrawal capacity of over 720,000 Dth per day and injection capacity of 240,000 Dth per day. Through its interconnections with eight pipelines and its access to the Henry Hub, JISH will provide additional access to natural gas supply for AGL Resources’ utilities.
Through its indirect wholly owned subsidiary, PJISH, AGL Resources acquired JISH on October 1, 2004 for approximately $90 million, which included approximately $9 million of working gas inventory. The acquisition of JISH is exempt under Rule 58.

Additionally, AGL Resources has formed two new non-utility subsidiaries, PJISH and PSI, which are intermediate holding companies for JISH. PJISH is a subsidiary of PSI and PSI is a subsidiary of AGL Investments, which is a direct wholly owned subsidiary of AGL Resources. The creation of PJISH and PSI is exempt under AGL Resources’ April 1, 2004 Commission order.

Item 2. Fees, Commissions and Expenses.
The fees, commissions and expenses paid or incurred or to be incurred in connection with this Application are estimated at $5,000 consisting chiefly of outside counsel fees and expenses.

Item 3. Applicable Statutory Provisions.
A.    Sections 6(a), 7, 9, 10 and 12 of the Act and Rules 45 and 54 are considered applicable to the proposed transactions.

To the extent that the proposed transaction is considered by the Commission to require authorizations, exemption or approval under any section of the Act or the rules and regulations thereunder other than those set forth above, request for such authorization, exemption or approval is hereby made.

B.    The proposed transaction is subject to Rule 54, which refers to Rule 53. Rule 54 under the Act provides that in determining whether to approve certain transactions other than those involving EWGs or FUCOs, as defined in the Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and (c) under the Act are satisfied.

Neither AGL Resources nor any of its Subsidiaries presently has an interest in any EWG or FUCO and, accordingly, Rule 53 is satisfied.

Item 4. Regulatory Approval.
No state commission and no federal commission, other than this Commission, has jurisdiction over the proposed transactions.

Item 5. Procedure.
The Commission is respectfully requested to publish the requisite notice under Rule 23 with respect to this Application as soon as possible, such notice to specify a date by which comments must be entered and such date being the date when an order of the Commission granting and permitting this Application to become effective may be entered by the Commission. The Applicants request that the Commission’s order be issued as soon as the rules allow, and that there should not be a 30-day waiting period between issuance of the Commission’s order and the date on which the order is to become effective. The Applicants hereby waive a recommended decision by a hearing officer or any other responsible officer of the Commission and consent that the Division of Investment Management may assist in the preparation of the Commission’s decision and order, unless the Division opposes the matters proposed herein.

Item 6. Exhibits and Financial Statements.
List below all financial statements and exhibits filed as a part of this statement:

(a)    Exhibits
1.1	Opinion of Counsel

2.1	Proposed Form of Notice

3.2	Form of Non-Utility Pool Agreement, Incorporated by reference to AGL Resources Inc.’s Form U-1/A, filed on April 1, 2004, SEC File No. 70-10175.

(b)	Financial Statements

FS.1	AGL Resources Inc.'s Consolidated Balance Sheet as of June 30, 2004, incorporated by reference to AGL Resources Inc.'s Quarterly Report on Form 10Q, filed on July 29, 2004, SEC File No. 001-14174.

FS.2	AGL Resources Inc.'s Consolidated Statement of Income for the Six Months Ended June 30, 2004, incorporated by reference to AGL Resources Inc.'s Quarterly Report on Form 10Q, filed on July 29, 2004, SEC File No. 001-14174.

FS.3	AGL Resources Inc.'s Consolidated Statements of Common Shareholders’ Equity for the Six Months Ended June 30, 2004, incorporated by reference to AGL Resources Inc.'s Quarterly Report on Form 10Q, filed on July 29, 2004, SEC File No. 001-14174.

FS.4	Jefferson Island Storage & Hub LLC Statements of Income for the Six Months Ended June 30, 2004 (confidential treatment requested)

FS.5	Jefferson Island Storage & Hub LLC Balance Sheets as of June 30, 2004 (confidential treatment requested)

Item 7. Information as to Environmental Effects.
The proposed transactions involve neither a “major federal action” nor “significantly affects the quality of the human environment” as those terms are used in Section 102(2)(C) of the National Environmental Policy Act, 42 U.S.C. Sec. 4321 et seq. No federal agency is preparing an environmental impact statement with respect to this matter.

SIGNATURES
Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this Application-Declaration to be signed on its behalf by the undersigned thereunto duly authorized.

AGL Resources Inc.

Date: October 14, 2004	By: /s/ Richard T. O’Brien
Richard T. O’Brien
Executive Vice President and Chief Financial Officer

AGL Investments, Inc.
Customer Care Services, Inc.
AGL Networks, LLC
AGL Rome Holdings, Inc.
AGL Services Company
Georgia Natural Gas Company
Pivotal Energy Services, Inc.
Pivotal Propane of Virginia, Inc.
Sequent Energy Management, LP
Sequent, LLC
Sequent Holdings, LLC
Sequent Energy Marketing, LP
Southeastern LNG, Inc.
Trustees Investments, Inc.

Date: October 14, 2004	By: /s/ Andrew W. Evans
Andrew W. Evans
Vice President and Treasurer

AGL Capital Trust I, By: AGL Resources Inc., As Sponsor
AGL Energy Corporation
AGL Propane Services, Inc.

Date: October 14, 2004	By: /s/ Richard T. O’Brien
Richard T. O’Brien
Executive Vice President and Chief Financial Officer

Global Energy Resource Insurance Corporation

Date: October 14, 2004	By: /s/ Paul R. Shlanta
Paul R. Shlanta
President

AGL Capital Trust II By: AGL Capital Corporation, As Sponsor
AGL Capital Trust III By: AGL Capital Corporation, As Sponsor
AGL Capital Corporation

Date: October 14, 2004	By: /s/ Paul R. Shlanta
Paul R. Shlanta
President and Corporate Secretary

Date: October 14, 2004	SouthStar Energy Services LLC

By: /s/ Michael Braswell
Michael Braswell,
President

Date: October 14, 2004	By: /s/ John Ebert
John Ebert
Executive Vice President

Jefferson Island Storage & Hub, LLC
Pivotal Jefferson Island Storage & Hub, LLC
Pivotal Storage, Inc.

Exhibit Index

1.1	Opinion of Counsel

2.1	Proposed Form of Notice

3.2	Form of Non-Utility Pool Agreement, Incorporated by reference to AGL Resources Inc.’s Form U-1/A, filed on April 1, 2004, SEC File No. 70-10175.

FS.1	AGL Resources Inc.'s Consolidated Balance Sheet as of June 30, 2004, incorporated by reference to AGL Resources Inc.'s Quarterly Report on Form 10Q, filed on July 29, 2004, SEC File No. 001-14174.

FS.2	AGL Resources Inc.'s Consolidated Statement of Income for the Six Months Ended June 30, 2004, incorporated by reference to AGL Resources Inc.'s Quarterly Report on Form 10Q, filed on July 29, 2004, SEC File No. 001-14174.

FS.3	AGL Resources Inc.'s Consolidated Statements of Common Shareholders’ Equity for the Six Months Ended June 30, 2004, incorporated by reference to AGL Resources Inc.'s Quarterly Report on Form 10Q, filed on July 29, 2004, SEC File No. 001-14174.

FS.4	Jefferson Island Storage & Hub LLC Statements of Income for the Six Months Ended June 30, 2004 (confidential treatment requested)

FS.5	Jefferson Island Storage & Hub LLC Balance Sheets as of June 30, 2004 (confidential treatment requested)